EXHIBIT 5.1

Writer’s Direct Dial: (212) 225-2420

June 9, 2005

KRATON Polymers LLC

KRATON Polymers Capital Corporation

700 Milam Street, 13th Floor

North Tower

Houston, TX 77002

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel in connection with the Registration Statement on Form S-4, Registration No. 333-123747 (the “Registration Statement”) filed on April 1, 2005 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of (i) the 8.125% Senior Subordinated Notes due 2014 (the “Exchange Notes”) of KRATON Polymers LLC (“KRATON”) and KRATON Polymers Capital Corporation (together with KRATON, the “Issuers”) to be offered in exchange for all of the Issuers’ outstanding 8.125% Senior Subordinated Notes due 2014 (the “Initial Notes”) and (ii) the Guarantees of the Exchange Notes (the “Guarantees” and, together with the Exchange Notes, the “Securities”) by Elastomers Holdings LLC and KRATON Polymers U.S. LLC (collectively, the “Guarantors” and, together with the Issuers, the “Registrants”). The Securities will be issued pursuant to an indenture (the “Indenture”), dated as of December 23, 2003, among the Registrants and Wells Fargo Bank Minnesota, National Association, as trustee.

We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of KRATON and its subsidiaries (together, the “Company”) and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Securities, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Issuers (in the case of the Exchange Notes) and the Guarantors (in the case of the Guarantee) in exchange for an equal principal amount of Initial Notes and the guarantees thereof pursuant to the terms of the Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Exchange Notes and the Guarantees will be legal, valid, binding and enforceable obligations of the Issuers and the Guarantors, respectively, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

KRATON Polymer LLC, p. 2

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Stephen H. Shalen
Stephen H. Shalen, a partner

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